Exhibit 8.2
September 29, 2014	99 Garnsey Road Pittsford, NY 14534
(585) 419-8800

Intervest Bancshares Corporation

One Rockefeller Plaza, Suite 400

New York, New York 10020

Ladies and Gentlemen:

We have acted as counsel to Intervest Bancshares Corporation, a Delaware corporation (“IBCA”) and Intervest National Bank, a national banking organization (“INB”), in connection with the proposed merger (the “Merger”) of IBCA with and into Bank of the Ozarks, Inc. (“OZRK”), followed by the merger of Intervest National Bank with and into Bank of the Ozarks (the “Bank Merger”), pursuant to the terms of that certain Agreement and Plan of Merger dated as of July 31, 2014, by and among OZRK, IBCA, INB and Bank of the Ozarks (the “Merger Agreement”). Capitalized terms used and not otherwise defined in this opinion letter have the respective meanings set forth in the Merger Agreement.

In providing our opinion, we have relied upon the accuracy of the Registration Statement on Form S-4 to be filed by OZRK with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”) and the proxy statement of IBCA and the prospectus of OZRK included therein (and referred to as the “Proxy Statement-Prospectus”). We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

For purposes of this opinion, we have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. For purposes of this opinion, we have assumed that the Merger will be consummated in the manner described in the Merger Agreement and that the structure of the Merger will not be modified. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. The opinion expressed herein is conditioned on the initial and continuing accuracy of the facts, information and representations contained in the aforesaid documents or otherwise referred to above.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative interpretations and judicial precedents as of the date hereof.

Based upon and subject to the assumptions set forth above, we are of the opinion that the discussion in the Proxy Statement-Prospectus forming part of the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger” insofar as it relates to matters of United States federal income tax law and subject to the qualifications,

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exceptions and limitations contained herein and therein, constitutes a fair and accurate summary under current law of the material United States federal income tax consequences of the Merger in all material respects.

The opinion expressed herein is limited to the U.S. federal income tax matters specifically covered herein. No other opinions are rendered or should be inferred. We also express no opinion regarding tax consequences under foreign, state or local laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the headings “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Proxy Statement-Prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Our opinion is rendered as of the date hereof and in issuing our opinion, we have relied solely upon the Code, existing and proposed regulations thereunder, and administrative positions and judicial decisions in effect as of the date hereof. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time, and there is no assurance that legislative or administrative or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes could affect the validity of the opinion set forth above. Also, any future changes in U.S. federal income tax laws and the interpretation thereof may or may not have retroactive effect with respect to transactions prior to the date of such changes.

Very truly yours,

/s/ HARRIS BEACH PLLC